PROSPECTUS SUPPLEMENT                                                 Filed pursuant to Rule 424(b)(2)
(TO PROSPECTUS DATED FEBRUARY 20, 2002)                                  of the Securities Act of 1933
                                                                        (Nos. 333-10300 and 333-82846)

                                     [LOGO]

                                U.S.$500,000,000

                          PROVINCE OF BRITISH COLUMBIA
                                    (CANADA)

                 4.30% BONDS, SERIES BCUSG-3, DUE MAY 30, 2013
                                ----------------

    The bonds are offered for sale in Canada, the United States, and those jurisdictions in Europe and Asia where it is legal to make such offers.

    The bonds bear interest at the rate of 4.30% per year. Interest on the bonds is payable on May 30 and November 30 of each year, beginning November 30, 2003. The bonds will mature on May 30, 2013. The bonds are not redeemable before maturity, unless certain events occur involving Canadian taxation.

    Application has been made to list the bonds on the Luxembourg Stock Exchange in accordance with the rules thereof.

                                                              PER BOND         TOTAL
                                                              --------   -----------------
Public offering price(1)....................................  99.478%     U.S.$497,390,000
Underwriting discount.......................................    0.27%       U.S.$1,350,000
Proceeds, before expenses, to the Province(1)...............  99.208%     U.S.$496,040,000

(1) Plus accrued interest, if any, from and including April 29, 2003 if settlement occurs after that date.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying basic prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We expect that the bonds will be ready for delivery in book-entry form only through The Depository Trust Company, The Canadian Depository for Securities Limited, Clearstream, Luxembourg or Euroclear, as the case may be, on or about April 29, 2003.

                               ------------------

LEHMAN BROTHERS                                                              CIBC WORLD MARKETS
                                         ------------

CREDIT SUISSE FIRST BOSTON                                                MERRILL LYNCH & CO.
CITIGROUP                          DEUTSCHE BANK SECURITIES                   PUTNAM LOVELL NBF
CASGRAIN & COMPANY                                                          RBC CAPITAL MARKETS
SCOTIA CAPITAL                                                                   TD SECURITIES

                               ------------------

    Lehman Brothers Inc. is the sole book-runner, and the activities of the underwriters
    are being led jointly by Lehman Brothers Inc. and CIBC World Markets plc

           The date of this prospectus supplement is April 22, 2003.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                        PROSPECTUS SUPPLEMENT

Summary of the Offering.....................................       S-4
Description of Bonds........................................       S-5
Clearing and Settlement.....................................      S-10
Tax Matters.................................................      S-14
Underwriting................................................      S-15
Legal Opinions..............................................      S-16
Authorized Agents in the United States......................      S-17
General Information.........................................      S-17
Sources of Information......................................      S-17

                           BASIC PROSPECTUS

About This Prospectus.......................................         3
Where You Can Find More Information.........................         3
Province of British Columbia................................         4
Description of Debt Securities and Warrants.................         4
Use of Proceeds.............................................        10
Plan of Distribution........................................        11
Debt Record.................................................        11
Legal Matters...............................................        11
Authorized Agents...........................................        12
Experts and Public Official Documents.......................        12

                            ------------------------

    You should rely only on the information contained in this prospectus supplement and in the basic prospectus dated February 20, 2002 of the Province of British Columbia. In this prospectus supplement the words "the Province", "we", "our", "ours", and "us" refer to the Province of British Columbia. The basic prospectus contains or incorporates by reference information regarding the Province and other matters, including a description of certain terms of the Province's securities. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying basic prospectus, as well as the information we previously filed with the United States Securities and Exchange Commission, or the "SEC", and incorporated by reference, is accurate in all material respects as of the date on the front cover of this prospectus supplement only.

                            ------------------------

    We have filed a registration statement with the SEC covering the bonds. For further information on the Province and the bonds, you should refer to our registration statement and its exhibits. This prospectus supplement and the accompanying basic prospectus summarize material provisions of the agreements and other documents that we refer you to. Since the prospectus supplement and the accompanying basic prospectus may not contain all the information that you may find important, you should review the full text of these documents and the documents incorporated by reference in the basic prospectus.

                            ------------------------

    We file reports and other information with the SEC in the United States. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

                            ------------------------

    The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying basic prospectus, makes no representations as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying basic prospectus.

                            ------------------------

    This prospectus supplement and the accompanying basic prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Province. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying basic prospectus and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts the omission of which would make any statement herein or in the basic prospectus misleading in any material respect.

                            ------------------------

    Unless otherwise specified or the context otherwise requires, references in this prospectus supplement to "$" and "Cdn.$" are to lawful money of Canada and "U.S.$" and "U.S. dollars" are to lawful money of the United States of America. The inverse of the noon buying rate in New York, New York on April 22, 2003 for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = U.S.$0.6909.

                            SUMMARY OF THE OFFERING

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASIC PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

ISSUER:                                 The Province of British Columbia.

AGGREGATE PRINCIPAL AMOUNT:             U.S.$500,000,000.

INTEREST RATE:                          4.30% per year.

MATURITY DATE:                          May 30, 2013.

INTEREST PAYMENT DATES:                 May 30 and November 30 of each year, beginning November 30,
                                        2003.

INTEREST CALCULATIONS:                  Based on a 360-day year of twelve 30-day months.

RANKING:                                The bonds will be direct and unconditional general
                                        obligations of the Province and will rank equally with all of our other unsecured and unsubordinated indebtedness.

REDEMPTION:                             The bonds are not redeemable prior to maturity, unless
                                        certain events occur involving Canadian taxation.

PROCEEDS:                               After deducting the underwriting discount and our estimated expenses of U.S.$300,000, our net proceeds will be
                                        approximately U.S.$495,740,000.

MARKETS:                                The bonds are offered for sale in Canada, the United States, and those jurisdictions in Europe and Asia where it is legal to make such offers.

LISTING:                                Application has been made to list the bonds on the
                                        Luxembourg Stock Exchange in accordance with the rules
                                        thereof.

FORM OF BOND:                           One or more fully registered global bonds, held in the name of a nominee of The Depository Trust Company ("DTC"). You
                                        may hold a beneficial interest in a global bond through DTC,
                                        The Canadian Depository for Securities Limited ("CDS"),
                                        Clearstream, Luxembourg, or Euroclear directly as a
                                        participant in one of those systems or indirectly through
                                        organizations which are participants in any of those
                                        systems.

                                        Except in limited circumstances, you will not be entitled to have bonds registered in your name, will not receive or be entitled to receive bonds in definitive form and will not be considered a registered holder of the bonds. The Bonds will be issued in minimum denominations of U.S.$1,000 and
                                        integral multiples of U.S.$1,000.

SETTLEMENT AND PAYMENT:                 Same day -- immediately available funds. Principal of and
                                        interest on the bonds are payable in U.S. dollars.

WITHHOLDING TAX:                        Principal of and interest on the bonds are payable by the
                                        Province without withholding or deduction for Canadian
                                        withholding taxes to the extent set forth herein.

    The Province may be contacted at the Ministry of Finance, Provincial Treasury, Debt Management Branch, P.O. Box 9423 Stn. Prov. Govt., 620 Superior Street, Victoria, British Columbia, Canada V8W 9V1 and may be telephoned at
(250) 387-7125.

                              DESCRIPTION OF BONDS

GENERAL

    The 4.30% Bonds, Series BCUSG-3, Due May 30, 2013 offered hereby in the aggregate principal amount of U.S.$500,000,000 will be issued subject to a fiscal agency agreement dated as of April 29, 2003 between the Province and The Bank of New York as registrar, fiscal agent, transfer agent and principal paying agent (the "fiscal agent").

    The terms and conditions of the bonds are summarized below and are subject to the detailed provisions of the fiscal agency agreement (including the form of the fully registered global bond attached to it as an exhibit), a copy of which will be filed as an exhibit to an amendment to the Province's annual report on Form 18-K and will be available for inspection at the office of the Luxembourg listing and paying agent. The bonds and the fiscal agency agreement together constitute a contract, all of the terms and conditions of which the registered holder by acceptance of the bonds assents to and is deemed to have notice of.

    References to principal and interest in respect of the bonds shall be deemed also to refer to any additional amounts which may be payable as described below. See "-- Payment of Additional Amounts".

STATUS OF THE BONDS

    The bonds will be direct and unconditional general obligations of the Province. The bonds will not be secured but will rank equally and ratably with all other general obligations of the Province outstanding from time to time without any preference granted by the Province. Payments of principal of and interest on the bonds will be payable out of the Consolidated Revenue Fund of British Columbia.

FORM, DENOMINATION AND REGISTRATION

    The bonds will be issued in the form of a fully registered global bond registered in the name of Cede & Co., as nominee of DTC, and held by The Bank of New York as custodian for DTC. Beneficial interests in the global bond will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global bond directly through DTC (in the United States), CDS (in Canada) or through Clearstream Banking, societe anonyme ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of such systems, or through organizations which are participants in such systems. CDS will hold interests on behalf of its participants directly through its account at DTC and Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries ("U.S. Depositaries"), which in turn hold such interests in customers' securities accounts in the U.S. Depositaries' names on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the global bond will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered registered holders thereof under the fiscal agency agreement. See "-- Title" and "-- Definitive Certificates".

    The bonds will only be issued in a minimum principal amount of U.S.$1,000 and integral multiples thereof.

    All bonds will be recorded in a register maintained by the fiscal agent under the fiscal agency agreement, and will be registered in the name of Cede & Co., for the benefit of owners of beneficial interests in the global bond, including those owners which are participants of CDS, Clearstream, Luxembourg and Euroclear. The register shall at all times be kept in the Borough of Manhattan, New York, or at such other office reasonably satisfactory to the Province.

    The fiscal agent will not impose any service charge on the registered holder in respect of the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated, defaced or destroyed bonds; however, the Province may require of the party requesting such transfer or exchange, as a condition precedent to the exercise of any right of transfer or exchange contained in the fiscal agency agreement or in the bonds, the payment of a sum sufficient to cover any stamp or other tax or other governmental charge payable in connection therewith. In addition, owners of beneficial interests in the global bond may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

TITLE

    Subject to applicable law and the terms of the fiscal agency agreement, the Province, the fiscal agent and any paying agent appointed in accordance with the fiscal agency agreement shall deem and treat the registered holders of the bonds as the absolute owners thereof for all purposes whatsoever whether or not the bonds are overdue and neither the Province nor the fiscal agent will be affected by any notice to the contrary; and all payments to or on the order of the registered holders are valid and effectual to discharge the liability of the Province and the fiscal agent on the bonds to the extent of the sum or sums paid.

INTEREST

    The bonds will bear interest from and including April 29, 2003 at a rate of 4.30% per annum. The interest payment on the bonds to be paid on November 30, 2003 will be U.S.$25.20278 per U.S.$1,000 denomination, calculated for the period from and including April 29, 2003 to, but excluding, November 30, 2003. Thereafter, interest on the bonds will be payable in two equal semi-annual installments in arrears on May 30 and November 30 of each year (each an "interest payment date"). Interest will be payable to the persons in whose names the bonds are registered at the close of business on the preceding May 15 and November 15 (each a "record date"), as the case may be. If the bonds become redeemable prior to maturity in accordance with the terms and conditions of the bonds, any interest payable under the bonds on the date fixed for redemption which is not otherwise an interest payment date will be payable to the persons in whose names the bonds are registered on the redemption date. Interest on the bonds will cease to accrue on the date fixed for redemption unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the bonds shall bear interest at the rate of 4.30% per annum (before and, subject to applicable law, after judgment) until paid, or if earlier, when the full amount of the monies payable has been received by the fiscal agent and notice to that effect has been given in accordance with "-- Notices".

    Whenever it is necessary to compute any amount of accrued interest in respect of the bonds for a period of less than one full year, such interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

PAYMENTS

    Principal of and interest on the bonds are payable by the Province in U.S. dollars to the persons in whose names the bonds are registered on the record date, the redemption date or the maturity date, as the case may be. The fiscal agent will act as the Province's principal paying agent for the bonds pursuant to the fiscal agency agreement. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. Payments to owners of beneficial interests in the global bond will be made in U.S. dollars in immediately available funds, directly to Cede & Co. for payment to DTC participants in accordance with customary procedures established from time to time by DTC. Neither the Province nor the fiscal agent will have any responsibility or liability for any aspect of the records of DTC, CDS, Clearstream, Luxembourg or Euroclear relating to or for payments made by such clearing systems on account of beneficial interests in the global bond or for maintaining, supervising or reviewing any records of such clearing systems relating to such beneficial interests.

    If any date for payment in respect of any bond is not a business day, the registered holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph "business day" means a day other than a Saturday or Sunday on which banking institutions in New York, New York, London, England and Toronto, Ontario are not authorized or obligated by law or regulation to close. If the bonds have been issued in definitive form and a date for payment is a business day but is a day on which any paying agent is closed at the applicable place of payment, a registered holder will not be entitled to payment at such location until the next succeeding day other than a Saturday or Sunday on which banking institutions in such place of payment are not authorized or obligated by law or regulation to be closed and no further interest shall be paid in respect of the delay in such payment.

FURTHER ISSUES

    The Province may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking equally and ratably with the bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds. Any further bonds shall be issued subject to an agreement supplemental to the fiscal agency agreement.

PAYMENT OF ADDITIONAL AMOUNTS

    All payments of principal of and interest on the bonds will be made by the Province without deduction for, or on account of, any present taxes or duties of whatever nature imposed or levied by Canada, or any province, political subdivision or taxing authority therein or thereof. If, as a result of the laws of Canada, the official application of the laws of Canada or the regulations of any taxing authority therein or thereof or any treaty affecting taxation to which Canada is a party or the official application thereof, the Province shall be required to deduct or withhold any taxes or duties from any payments due under the bonds, the Province (subject to its right of redemption described herein) will pay such additional amounts as may be necessary in order that every net payment of the principal of and interest on the bonds will be not less than the amount provided for in the bonds. The Province shall not, however, be obliged to pay such additional amounts on account of any such taxes or duties:
(a) to which a beneficial owner of a bond is subject otherwise than merely by the ownership of bonds or the receipt of income therefrom; or (b) which become payable as a result of any bond being presented for payment on a date more than 30 days after the relevant date except to the extent that the registered holder would have been entitled to such additional amounts on presenting the same for payment on such thirtieth day. For this purpose, the "relevant date" means:

    (i) the date on which the payment in respect of the bonds first becomes due; or

    (ii) if the full amount of the monies payable shall not have been duly provided to the fiscal agent on or prior to such date, the date on which such monies shall have been so provided.

    The Province shall not be obliged to pay any additional amounts in respect of any tax, assessment or other governmental charge required to be deducted or withheld from a payment to an individual and that is required to be made pursuant to any European Union directive on the taxation of savings income relating to the proposal for a directive on the taxation of savings income published by the European Union's Economic and Finance Ministers ("ECOFIN") Council on December 13, 2001 or otherwise implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000, or any law implementing or complying with, or introduced in order to conform to, any such directive or proposal.

MATURITY, REDEMPTION AND PURCHASES

    The principal amount of the bonds shall be due and payable on May 30, 2013. The bonds are not redeemable at the option of the Province prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of the registered holders prior to maturity.

    The bonds may be redeemed at the option of the Province in whole, but not in part, at any time, on giving not less than 30 days' and not more than 60 days' notice to registered holders of bonds in accordance with "-- Notices" (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) the Province has or will become obliged to pay additional amounts as provided or referred to in "-- Payment of Additional Amounts" as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this prospectus supplement, and (b) such obligation cannot be avoided by the Province taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Province would be obliged to pay such additional amounts were a payment in respect of the bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, the Province shall deliver to the fiscal agent a certificate signed by an officer of the Province stating that the Province is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Province so to redeem have occurred.

    The Province may, if not in default under the bonds, at any time purchase bonds in the open market, or by tender or by private contract, at any price, in accordance with applicable law and, if definitive bonds have been issued in accordance with the fiscal agency agreement, cause the fiscal agent to cancel any bonds so purchased.

REPAYMENT IN EVENT OF DEFAULT

    If (a) there is a non-payment of the principal of or interest on any of the bonds and such non-payment continues for a period of more than 15 days after written notice of such non-payment is given to the Province by a registered holder of bonds or (b) there is a failure in the performance of any other covenant of the Province contained in the bonds which continues for more than 30 days after written notice requiring such failure to be remedied is given to the Province by a registered holder of bonds, then the registered holder giving such notice may give a further written notice to the Province demanding that the principal amount of all or any of the bonds held by such registered holder become immediately repayable, together with accrued interest, and upon the giving of such further notice, such bonds shall become repayable accordingly.

    Any notice from a registered holder of bonds to the Province as contemplated in the previous paragraph shall be given to the Province by delivering such notice to the fiscal agent.

DEFINITIVE CERTIFICATES

    No beneficial owner of bonds will be entitled to receive bonds in definitive form except in the limited circumstances described below.

    If DTC notifies the Province that it is unwilling or unable to continue as depositary in connection with the global bond or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise ceases to be eligible to be a depositary and a successor depositary is not appointed by the Province within 90 days after receiving such notice or becoming aware of such ineligibility, the Province will issue or cause to be issued fully registered bonds in definitive form upon registration of transfer of, or in exchange for, the global bond. The Province may also at any time and in its sole discretion determine not to have any of the bonds held in the form of a global bond, and, in such event, will issue or cause to be issued fully registered bonds in definitive form upon registration of transfer of, or in exchange for, such global bond. In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange and if the rules of such stock exchange on which the bonds are listed so require, the Province will appoint and maintain in Luxembourg a listing agent and a paying and transfer agent for payments on and transfers of definitive certificates.

MODIFICATION

    The fiscal agency agreement and the bonds may be amended or supplemented by the Province on the one hand, and the fiscal agent, on the other hand, without notice to or the consent of the registered holder of any bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under "-- Further Issues", or in any other manner which the Province may deem necessary or desirable and which, in the reasonable opinion of the Province, on the one hand, and the fiscal agent, on the other hand, will not adversely affect the interests of holders of bonds.

    The fiscal agency agreement will contain provisions for convening meetings of registered holders of bonds to approve by extraordinary resolution (as defined below) any modification or amendment to the fiscal agency agreement (except as provided in the immediately preceding paragraph) and the bonds (including the terms and conditions thereof). An extraordinary resolution duly passed at any such meeting shall be binding on all registered holders of bonds, whether present or not; provided, however, that no such modification or amendment to the fiscal agency agreement or to the terms and conditions of the bonds shall, without the consent of the registered holder of each such bond affected thereby: (a) change the maturity date of any such bond or change any interest payment date; (b) reduce the principal amount of any such bond or the rate of interest payable thereon; (c) change the currency of payment of any such bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to such bond; or (e) reduce the percentage of the principal amount of bonds necessary for the taking of any action, including modification or amendment of the fiscal agency agreement or the terms and conditions of the bonds, or reduce the quorum required at any meeting of registered holders of bonds.

    The term "extraordinary resolution" will be defined in the fiscal agency agreement as a resolution passed at a meeting of registered holders of bonds held in accordance with the provisions of the fiscal agency agreement and the bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the then outstanding bonds represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed in one or more counterparts by the registered holders of not less than 66 2/3% of the principal amount of the then outstanding bonds. The quorum at any such meeting for passing an extraordinary resolution is one or more registered holders of bonds present in person or by proxy who represent at least a majority in principal amount of the then outstanding bonds, or at any adjourned meeting called by the Province or the fiscal agent, one or more persons being or representing registered holders of bonds whatever the principal amount of the bonds so held or represented.

GOVERNING LAW

    The bonds and the fiscal agency agreement will be governed by, and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein.

NOTICES

    All notices to the registered holders of bonds will be published in English in London, England in the Financial Times, in New York, U.S.A. in The Wall Street Journal, in Canada in The Globe & Mail and, as long as the bonds are listed on the Luxembourg Stock Exchange, in Luxembourg in the Luxemburger

Wort. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as the Province, with the approval of the fiscal agent, shall determine. Any such notice shall be deemed to have been given on the date of publication or, if published more than once on different dates, on the first date on which publication is made. Written notice will also be given to DTC, provided at the time of such notice the bonds are represented by the global bond. If the bonds are being held in definitive form, notices will be validly given if sent by first class prepaid post addressed to the registered holders at their respective addresses appearing in the register and if, in the case of joint holders of any bond, more than one address appears in the register in respect of such joint holding, such notice shall be addressed only to the first address so appearing. Any notice so given shall be deemed to have been given on the day of it being sent by post.

PRESCRIPTION

    The bonds will become void unless presented for payment within a period of the lesser of six years, or the period prescribed by law, from the relevant date (as defined under "-- Payment of Additional Amounts") for payment thereof.

                            CLEARING AND SETTLEMENT

    Links have been established among DTC, CDS, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the bonds and cross-market transfers of the bonds associated with secondary market trading. DTC will be linked directly to CDS, and linked indirectly to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective U.S. Depositaries.

THE CLEARING SYSTEMS

    The clearing systems have advised the Province as follows:

    DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly ("indirect DTC participants"). The rules applicable to DTC and the DTC participants are on file with the SEC.

    Purchases of bonds under the DTC system must be made by or through direct DTC participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser of each bond (a "beneficial owner") is in turn to be recorded on the direct DTC participants' and indirect DTC participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct DTC participant or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in bonds, except in the event that use of the book-entry system for the bonds is discontinued.

    To facilitate subsequent transfers, all bonds deposited by DTC participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds; DTC's records reflect only the identity of the direct DTC participants to whose accounts such bonds are credited, which may or may not be the beneficial owners. The DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    CDS. CDS was incorporated in 1970 and is Canada's national securities clearing and depositary services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include certain of the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

    CDS is a private corporation, owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on both the Toronto and Montreal stock exchanges and also clears a substantial volume of "over the counter" trading in equities and bonds.

    CLEARSTREAM, LUXEMBOURG. Clearstream Banking ("CB"), societe anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg ("Clearstream, Luxembourg"), was incorporated in 1970 as "Cedel S.A.", a company with limited liability under Luxembourg law (a societe anonyme). Cedel S.A. subsequently changed its name to Clearstream, Luxembourg. On January 10, 2000, Clearstream, Luxembourg's parent company, Cedel International, societe anonyme ("CI") merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG ("DBC"). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in CB) to a new Luxembourg company, New Cedel International, societe anonyme ("New CI"), which is 50% owned by CI and 50% owned by DBC's parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Cedel International currently has 92 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent of Cedel International's stock.

    Further to the merger, the Board of Directors of New CI decided to re-name the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is "Clearstream". With effect from January 14, 2000, New CI has been renamed "Clearstream International, societe anonyme". On January 18, 2000, Clearstream, Luxembourg was renamed "Clearstream Banking, societe anonyme", and Cedel Global Services was renamed "Clearstream Services, societe anonyme".

    On January 17, 2000, DBC was renamed "Clearstream Banking AG". This means that there are now two entities in the corporate group headed by Clearstream International which share the name "Clearstream Banking", the entity previously named "Clearstream, Luxembourg" and the entity previously named "Deutsche Borse Clearing AG".

    Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of 36 currencies, including Canadian dollars and United States dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream, Luxembourg's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with the Euroclear Operator in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

    Distributions of interest and principal with respect to bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

    EUROCLEAR. Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    The Euroclear Operator was granted a banking license by the Belgian Banking and Finance Commission in 2000, authorizing it to carry out banking activities on a global basis. It took over operation of Euroclear from the Brussels, Belgium office of Morgan Guaranty Trust Company of New York on December 31, 2000.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

    Distributions of interest and principal with respect to bonds held beneficially through Euroclear will be credited to cash accounts of Euroclear participants in accordance with its rules and procedures, to the extent received by its depositary in the United States.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the bonds will be made in immediately available U.S. dollar funds.

    Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's same-day funds settlement system. Secondary market trading between CDS participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    TRANSFER BETWEEN DTC AND CDS, CLEARSTREAM, LUXEMBOURG OR
EUROCLEAR. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through CDS, Clearstream, Luxembourg or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules; however, with respect to Clearstream, Luxembourg or Euroclear such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving bonds in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CDS participants, Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to DTC or the respective U.S. Depositary of Clearstream, Luxembourg or Euroclear.

    Because of time zone differences, credits of bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of bonds by or through a Clearstream, Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

    TRANSFERS BETWEEN CLEARSTREAM, LUXEMBOURG, EUROCLEAR AND CDS. Cross-market transfers between Clearstream, Luxembourg, Euroclear and CDS participants will be effected in DTC.

    When bonds are to be transferred from the account of a CDS participant to the account of a Clearstream, Luxembourg or Euroclear participant, the CDS participant will transmit instructions to CDS on settlement date. The Clearstream, Luxembourg or Euroclear participant will transmit instructions to Clearstream, Luxembourg or Euroclear at least one business day prior to settlement date. One business day prior to settlement date Clearstream, Luxembourg, and on settlement date Euroclear, will transmit trade instructions to its respective U.S. Depositary. The beneficial interests in the bonds and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. Depositaries for Clearstream, Luxembourg and Euroclear.

    Although DTC, CDS, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants of DTC, CDS, Clearstream,

Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

                                  TAX MATTERS

    THE FOLLOWING SUMMARY OF CANADIAN, UNITED STATES AND EUROPEAN UNION TAX MATTERS IS GENERAL IN NATURE ONLY AND DOES NOT CONSTITUTE TAX ADVICE TO ANY PROSPECTIVE INVESTOR IN THE BONDS. PERSONS WHO CONSIDER INVESTING IN THE BONDS, WHETHER THEY ARE CITIZENS OR RESIDENTS OF ANY ONE OR MORE OF CANADA, THE UNITED STATES OR ANOTHER COUNTRY, ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR INDIVIDUAL TAX POSITIONS.

CANADIAN TAXATION

    The following summary (the "Canadian Tax Summary") describes the principal income tax consequences which arise generally in Canada under the INCOME
TAX ACT (Canada) (the "Federal Act") and in British Columbia under the INCOME TAX ACT (British Columbia) (the "BC Act") and which are applicable to a holder of bonds who is a non-resident of Canada and is not deemed to be a resident of Canada (a "Non-Resident Holder"). It is based on the provisions of the Federal Act, the BC Act and regulations under those acts as they exist on the date of this prospectus supplement.

    This Canadian Tax Summary includes Canadian and British Columbian income tax considerations only. It does not include United States, provincial (other than British Columbia), territorial or other income tax considerations nor does it include income tax considerations arising under any income tax convention or treaty between Canada and another country. It is not applicable to Canadian residents. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a holder.

    Any interest or principal paid or credited by the Province to a Non-Resident Holder in respect of the bonds is not subject to withholding tax in Canada or British Columbia under the Federal Act or the BC Act. No other tax on income or capital gains is payable by a Non-Resident Holder under the Federal Act or the BC Act in respect of the bonds, whether as a result of interest or principal being paid or credited by the Province to the Non-Resident Holder, a purchase or repayment by the Province from or to the Non-Resident Holder, a redemption or other disposition, except that tax on such income or capital gains may be payable if the Non-Resident Holder uses or holds (or is deemed to use or hold) the bonds in carrying on business in Canada.

    In certain circumstances described under the heading "Description of Bonds -- Definitive Certificates", fully registered bonds in definitive form will be issued in exchange for the global bond. No tax on income or capital gains is payable under the Federal Act or the BC Act as a result of any such exchange.

    Canada and British Columbia do not levy estate or inheritance taxes or succession duties. British Columbia requires a probate fee to be paid upon estates probated in British Columbia, calculated on the value of the estate. The estate of a Non-Resident Holder who was not domiciled in British Columbia on death would not, by virtue only of the holding of bonds by the estate, be required by law to be probated in British Columbia.

UNITED STATES FEDERAL INCOME TAXATION

    Please refer to the statements under "Description of Debt Securities and Warrants -- United States Income Tax Considerations" in the accompanying basic prospectus for a summary of the material United States federal income tax considerations regarding the purchase, ownership and disposition of the bonds to U.S. Holders (as defined in the accompanying basic prospectus) who are initial purchasers of bonds purchasing bonds at the price set forth on the cover page of this prospectus supplement.

EUROPEAN UNION TAXATION

    The ECOFIN Council of the European Union has published a proposal for a directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax or other relevant authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States (namely Austria, Belgium and Luxembourg) to opt instead for a withholding system for a transitional period in relation to such payments. The directive has not been finalized and may be subject to further amendment and/or clarification.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement dated as of April 22, 2003, each of the underwriters named below, for whom Lehman Brothers Inc. and CIBC World Markets plc are acting as representatives, have severally agreed to purchase, and the Province has agreed to sell to each of them severally, the respective principal amounts of bonds set forth opposite its name below. Under the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the bonds, if any are taken.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF BONDS
-----------                                                   ----------------
Lehman Brothers Inc.........................................  U.S.$165,000,000
CIBC World Markets plc......................................       165,000,000
Credit Suisse First Boston LLC..............................        45,000,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................        45,000,000
Citigroup Global Markets Inc................................        20,000,000
Deutsche Bank Securities Inc................................        20,000,000
National Bank Financial Inc.................................        20,000,000
Casgrain & Company (USA) Limited............................         5,000,000
RBC Dominion Securities Corporation.........................         5,000,000
Scotia Capital (USA) Inc....................................         5,000,000
The Toronto-Dominion Bank...................................         5,000,000
                                                              ----------------
          Total.............................................  U.S.$500,000,000
                                                              ================

    The underwriters have advised the Province that they propose initially to offer the bonds to the public at the initial public offering price set forth on the cover page of this prospectus supplement. After the bonds are released for sale to the public, the offering price terms may be changed.

    The bonds are offered for sale in Canada, the United States, and those jurisdictions in Europe and Asia where it is legal to make such offers.

    Each of the underwriters has agreed that it has not offered, sold or delivered, and it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this prospectus supplement or accompanying basic prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that will to the best of its knowledge and belief after reasonable inquiry result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the Province except as set forth in the underwriting agreement.

    Each of the underwriters has also agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

    Each of the underwriters has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the bonds in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws of Japan.

    In addition, each of the underwriters has agreed that (i) it has not offered or sold and will not offer or sell, directly or indirectly, in Hong Kong by means of any document, any bonds other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (ii) it has not issued and will not issue, directly or indirectly, any invitation or advertisement relating to the bonds in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or agent.

    Purchasers may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth above.

    The bonds are a new issue of securities with no established trading market. The Province has been advised by the representatives of the underwriters that the representatives intend to make a market in the bonds, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, the bonds.

    In connection with the sale of the bonds, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the bonds in the open market to cover short positions or to stabilize the price of the bonds. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

    In the ordinary course of business, certain of the underwriters have engaged in and may in the future engage in various investment banking and commercial banking transactions with the Province.

    The Province has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

    The Province estimates that it will pay approximately U.S.$300,000 for expenses associated with the offering of the bonds, including reimbursement of up to U.S.$90,000 for certain expenses of the underwriters.

                                 LEGAL OPINIONS

    The validity of the bonds will be passed upon by the Assistant Deputy Attorney General, Legal Services Branch, Ministry of Attorney General, Province of British Columbia (or another officer of the Ministry of Attorney General, Province of British Columbia satisfactory to the representatives of the underwriters) as Canadian counsel for the Province and by Farris, Vaughan, Wills & Murphy of Vancouver, British Columbia, Canadian counsel for the underwriters. Certain U.S. legal matters in connection with the offering of the bonds will be passed upon on behalf of the Province by Shearman & Sterling, Toronto, Ontario and on behalf of the underwriters by Davis Polk & Wardwell, New York, New York. From time to time Davis Polk & Wardwell and Farris, Vaughan, Wills & Murphy have rendered legal services to the Province.

    The statements under "Tax Matters -- Canadian Taxation" are set forth herein in reliance upon the opinion of the Assistant Deputy Attorney General, Legal Services Branch, Ministry of Attorney General, Province of British Columbia (or another officer of the Ministry of Attorney General, Province of British Columbia satisfactory to the representatives of the underwriters) and Farris, Vaughan, Wills & Murphy, and the statements under "Tax Matters -- United States Federal Income Taxation" are set forth herein in reliance upon the opinion of Shearman & Sterling, United States counsel for the Province.

                     AUTHORIZED AGENTS IN THE UNITED STATES

    The Authorized Agents of the Province in the United States are the Honourable Pamela Wallin, Brian Schumacher and David Murchison of the Canadian Consulate General, 1251 Avenue of the Americas, New York, N.Y. 10020.

                              GENERAL INFORMATION

    The bonds have been accepted for clearance through DTC, CDS, Clearstream, Luxembourg and Euroclear. The Common Code for the bonds is 16771945, the ISIN number of the bonds is US110709FH07 and the CUSIP number for the bonds is 110709FH0.

    The issue and sale of the bonds was authorized by an Order of the Lieutenant-Governor in Council of British Columbia dated August 16, 2001 made pursuant to the FINANCIAL ADMINISTRATION ACT (British Columbia).

    Save as disclosed in the basic prospectus (including the documents incorporated by reference therein) there has been no material adverse change in the financial condition of the Province which is material in the context of the issue of the bonds since March 31, 2002.

    Save as disclosed in the basic prospectus (including the documents incorporated by reference therein) the Province is not involved in any litigation, arbitration or administrative proceedings which are material in the context of the issue of the bonds nor, so far as the Province is aware, are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

    Application has been made to list the bonds on the Luxembourg Stock Exchange. Deutsche Bank Luxembourg S.A. in Luxembourg has been appointed as the Luxembourg listing, transfer and paying agent.

    Copies of the following documents will, so long as any bonds are listed on the Luxembourg Stock Exchange, be available for inspection during usual business hours at the specified office of Deutsche Bank Luxembourg S.A. in Luxembourg:
(a) the documents incorporated by reference herein (copies of which may be obtained free of charge from Deutsche Bank Luxembourg S.A. in Luxembourg);
(b) the fiscal agency agreement (which will contain the form of the global bond); and (c) the Order of the Lieutenant-Governor in Council of British Columbia authorizing the issue and sale of the bonds.

                             SOURCES OF INFORMATION

    Information included or incorporated by reference herein, which is designated as being taken from a publication of the Province or of Canada, or an agency or instrumentality of either, is included or incorporated herein on the authority of such publication as a public official document. All financial information of the Province included or incorporated by reference herein is obtained from the Public Accounts for the Province of British Columbia, the Government of British Columbia's budget, or other documents prepared by representatives of the Ministry of Finance, Provincial Treasury, Debt Management Branch, Province of British Columbia acting in their official capacities.

                                     ISSUER

                          PROVINCE OF BRITISH COLUMBIA
                   Ministry of Finance, Provincial Treasury,
                             Debt Management Branch
                         P.O. Box 9423 Stn. Prov. Govt.
                              620 Superior Street
                          Victoria, British Columbia,
                                 Canada V8W 9V1

    REGISTRAR, FISCAL, TRANSFER AND PRINCIPAL PAYING AGENT AND DTC CUSTODIAN

                              THE BANK OF NEW YORK
                         101 Barclay Street, 21st Floor
                               New York, New York
                                  U.S.A. 10286

                 LUXEMBOURG LISTING, TRANSFER AND PAYING AGENT

                         DEUTSCHE BANK LUXEMBOURG S.A.
                          2 Boulevard Konrad Adenauer
                             L-1115 G.D. Luxembourg
                                   Luxembourg

                                 LEGAL ADVISORS

            TO THE ISSUER                       TO THE UNDERWRITERS
          AS TO CANADIAN LAW                     AS TO CANADIAN LAW
     MINISTRY OF ATTORNEY GENERAL         FARRIS, VAUGHAN, WILLS & MURPHY
     Province of British Columbia                  Pacific Centre
    P.O. Box 9289 Stn. Prov. Govt.            700 West Georgia Street
       602-1175 Douglas Street              Vancouver, British Columbia
      Victoria, British Columbia                  Canada V7Y 1B3
           Canada V8W 9J7                             da V7Y 1B3

           AS TO U.S. LAW                         AS TO U.S. LAW
         SHEARMAN & STERLING                   DAVIS POLK & WARDWELL
         Commerce Court West                    450 Lexington Avenue
            199 Bay Street                      New York, New York
           Toronto, Ontario                         U.S.A. 10017
           Canada M5L 1E8

PROSPECTUS

                                     [LOGO]

                          PROVINCE OF BRITISH COLUMBIA
                                    (CANADA)

                               U.S.$2,500,000,000

    By this prospectus, we may offer debt securities of the Province consisting of any combination of debentures, notes and bonds and warrants to purchase debt securities.

    We may from time to time offer up to U.S.$2,500,000,000 aggregate proceeds of debt securities and warrants or the equivalent in other currencies. We will provide the specific terms of these debt securities and warrants in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                               ------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                  This prospectus is dated February 20, 2002.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
About This Prospectus.......................................         3

Where You Can Find More Information.........................         3

Province of British Columbia................................         4

Description of Debt Securities and Warrants.................         4

  General...................................................         4

  Form, Exchange and Transfer...............................         5

  Registered Global Securities..............................         5

  Payment of Interest and Principal.........................         7

  Warrants..................................................         7

  Canadian and British Columbian Income Tax
    Considerations..........................................         7

  United States Income Tax Considerations...................         8

  Enforceability and Governing Law..........................        10

Use of Proceeds.............................................        10

Plan of Distribution........................................        11

Debt Record.................................................        11

Legal Matters...............................................        11

Authorized Agents...........................................        12

Experts and Public Official Documents.......................        12

                               ------------------

    THE PROSPECTUS SUPPLEMENT THAT RELATES TO YOUR DEBT SECURITIES OR WARRANTS MAY UPDATE OR SUPERSEDE ANY OF THE INFORMATION IN THIS PROSPECTUS.

                             ABOUT THIS PROSPECTUS

    This prospectus has been filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the debt securities and warrants described in this prospectus in one or more offerings for total aggregate proceeds of up to $2,500,000,000. This prospectus provides you with a general description of the debt securities and warrants we may offer. Each time we sell debt securities or warrants we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION below.

    References to "$" in this prospectus are to U.S. dollars, unless otherwise indicated.

                      WHERE YOU CAN FIND MORE INFORMATION

    The Province files annual, quarterly and special reports and other information with the SEC. These reports include certain financial, statistical and other information about the Province. You may read and copy any document the Province files with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

    The SEC allows the Province to "incorporate by reference" into this prospectus information filed with the SEC, which means that the Province can disclose important information to you by referring you to these documents.

    This prospectus incorporates by reference the documents listed below:

    - the Province's Annual Report on Form 18-K for the year ended March 31, 2001; and

    - all amendments to the Province's Annual Report on Form 18-K for the year ended March 31, 2001 filed prior to the date of this prospectus.

    The Province also incorporates by reference all future annual reports and amendments to annual reports, and any other information the Province files with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act until it sells all of the debt securities and warrants. Each time the Province files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

    You may request a free copy of the annual report and amendments to the annual report by writing or calling the Province at the following address:

       Province of British Columbia
       Ministry of Finance, Provincial Treasury
       Debt Management Branch
       P.O. Box 9423, Stn. Prov. Govt.
       620 Superior Street
       Victoria, British Columbia
       Canada, V8W 9V1
       Telephone: (250) 387-7125

    You should rely only on the information incorporated by reference or contained in this prospectus or any prospectus supplement. The Province has not authorized anyone to provide you with different or additional information. The Province is not making an offer of these debt securities or warrants in any state where the offer in not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                          PROVINCE OF BRITISH COLUMBIA

    Located on the Pacific coast of Canada, British Columbia is Canada's westernmost province. It has an area of 95 million hectares, or about 9.5% of Canada's total surface area. More than one-half of British Columbia is covered by forests, which constitute one of British Columbia's major natural resources. The provincial government owns 94% of British Columbia's land area and also owns or administers the use of 94% of its forests. The British Columbia coast line is seven thousand kilometers in length and possesses many ice-free, deep water inlets and ports. There are 1.8 million hectares of lakes and rivers throughout the province.

    During the past 25 years, the British Columbia economy has become more diversified in structure, employment, production and trade. While forest products and other traditional resource-based industries such as fishing and mining have continued, the economy has evolved to encompass secondary manufacturing and an extensive service sector, including technology, tourism, film and television production.

    During the 1990's, British Columbia's population grew at an average annual compound rate of 2%, while the corresponding average growth rate for Canada was 1% per year. At the end of 2000, 13.2% of Canadians, or 4.1 million people resided in British Columbia, making it Canada's third largest province by population.

                  DESCRIPTION OF DEBT SECURITIES AND WARRANTS

    The Province may issue debt securities and warrants in distinct series at various times. This section summarizes the terms of the debt securities and warrants that are common to all series. The particular terms and provisions of a series of debt securities and warrants, and how the general terms and provisions described below may apply to that series, will be described in a supplement to this prospectus.

    If the terms described in the prospectus supplement that relates to your series differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement. The prospectus supplement that relates to your debt securities or warrants may update or supersede any of the information in this section.

GENERAL

    The debt securities will be direct and unconditional general obligations of the Province. The debt securities will not be secured by any of the Province's property or assets. The debt securities will not be subordinated to any of the Province's other general obligations and therefore will rank equally with all the Province's other unsecured and unsubordinated indebtedness.

    INFORMATION TO BE SPECIFIED IN THE PROSPECTUS SUPPLEMENT

    The prospectus supplement that relates to your debt securities will specify the following terms:

    - price and aggregate principal amount of the debt securities;

    - title of the debt securities;

    - the stated maturity date of the debt securities, which is the date on which the Province must repay the principal amount of the debt securities;

    - the interest rate which the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

    - the issue date and the date from which interest will accrue, the dates on which the Province must pay interest, and the record dates for payment of interest;

    - where and how the Province will pay principal and interest;

    - whether and in what circumstances the debt securities may be redeemed or repaid before maturity;

    - whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

    - whether the debt securities will be issued with original issue discount for U.S. federal income tax purposes;

    - any foreign currency in which the Province may denominate or pay interest or principal on the debt securities;

    - whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities; and

    - any other material terms of the debt securities.

If applicable, the prospectus supplement will also describe any material United States or Canadian federal income tax considerations applicable to the debt securities.

FORM, EXCHANGE AND TRANSFER

    The debt securities will be issued:

    - only in fully registered form;

    - without interest coupons; and

    - in denominations of $1,000 and greater multiples or as described in the prospectus supplement.

    The Province may, but is not required to, appoint a fiscal agent or agents to act on its behalf in connection with the debt securities. If appointed, the duties of the fiscal agent for any series of debt securities will be governed by a fiscal agency agreement for that particular series. The Province may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent at any time. The Province may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent, if any, will be the agent of the Province, will not be trustee for the holders of debt securities and will not have the same responsibilities or duties to act for such holders as would a trustee.

    Unless otherwise specified in the prospectus supplement relating to the debt securities, the Province will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

    You may exchange debt securities registered in your name for other authorized denominations of the same series of equal aggregate principal amount. You may arrange to exchange or transfer debt securities registered in your name at the office of the fiscal agent or other person identified in the prospectus supplement. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made after the fiscal agent or other person authorized by the Province is satisfied with your evidence of title.

REGISTERED GLOBAL SECURITIES

    The prospectus supplement that relates to your debt securities will indicate whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of a depository identified in the prospectus supplement or its nominee, and will be deposited with the depository, its nominee or a custodian. The financial institution that acts as the sole direct holder of the global securities is called the "depository". The debt securities included in a global security may not be transferred to the name of any other direct holder unless the special circumstances described below occur. Any person wishing to own a debt security represented by a global security must do so indirectly through brokers, banks or other financial institutions.

    SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES

    Our obligations, as well as the obligations of the fiscal agent and those of any third parties employed by us or the fiscal agent, are owed only to persons who are registered as holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depository, as well as general laws relating to these types of arrangements.

    An investor should be aware that when debt securities are issued in the form of global securities:

    - the investor cannot get debt securities registered in its own name;

    - the investor cannot receive physical certificates for its interest in the debt securities;

    - the investor must look to its own bank or brokerage firm for payments on the debt securities and protection of its legal rights relating to the debt securities;

    - the investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to hold the physical certificates of debt securities that they own;

    - the depository's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the global security;

    - the Province and the fiscal agent have no responsibility for any aspect of the depository's actions or for its records of ownership interests in the global security;

    - the Province and the fiscal agent do not supervise the depository in any way; and

    - the depository will usually require that interests in a global security be purchased or sold within its system using same-day funds.

    SPECIAL SITUATIONS WHEN THE GLOBAL SECURITY WILL BE TERMINATED

    In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, an investor may choose whether to hold debt securities directly or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their interests in debt securities transferred into their own names, so that they will be direct holders.

    The special situations for termination of a global security are:

    - when the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository (unless a replacement depository is named); and

    - when and if we decide to terminate a global security.

    The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depository (and not the Province or the fiscal agent) is responsible for deciding the names of the institutions that will be the initial direct holders.

PAYMENT OF INTEREST AND PRINCIPAL

    On every interest payment date specified in the prospectus supplement, the Province will pay the interest due on a debt security to the person in whose name the debt security is registered at the close of business on the related "record date". The record date will be specified in the prospectus supplement.

    The Province will make all payments of principal and interest on the debt securities available to the fiscal agent, if any, on the designated dates in immediately available funds. The fiscal agent, if any, will in turn make payments to the registered holders of the debt securities (or, in the case of a global security, to the depository or its nominee) as soon as possible.

WARRANTS

    The Province may issue warrants for the purchase of debt securities, either separately or together with debt securities. The warrants, if any, will be issued under warrant agreements between the Province and a bank or trust company, as warrant agent. The terms of any such agreement will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants will describe the following terms:

    - the terms listed under the heading "DESCRIPTION OF DEBT SECURITIES AND WARRANTS -- General -- Information to be Specified in the Prospectus Supplement", as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

    - the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price to you of those debt securities;

    - the procedures you must follow and the conditions you must satisfy in order to exercise your warrants;

    - the dates on which your right to exercise your warrants begins and expires;

    - whether and when your warrants and any debt securities issued together with your warrants may be sold or transferred separately;

    - whether the certificates that represent the warrants will be issued in registered or bearer form and, if issued in registered form, where the warrants can be transferred and registered; and

    - whether there are any special United States or Canadian federal income tax considerations applicable to the warrants, including possible original issue discount on debt securities issued with warrants.

CANADIAN AND BRITISH COLUMBIAN INCOME TAX CONSIDERATIONS

    The following summary (the "Canadian Tax Summary") of Canadian and British Columbian income tax considerations relevant to the debt securities or warrants is general in nature only and does not constitute legal or tax advice to you or any prospective investor in the debt securities or warrants. You should consult with your own tax advisor before investing in the debt securities or warrants.

    In the respective opinions of Farris, Vaughan, Wills & Murphy, Canadian counsel for the underwriters, and the Assistant Deputy Attorney General, Legal Services Branch, Ministry of the Attorney General, Province of British Columbia, as Canadian counsel for the Province, this Canadian Tax Summary fairly describes the principal income tax consequences which arise generally in Canada under the Income Tax Act (Canada) (the "Federal Act"), and in British Columbia under the Income Tax Act (British Columbia) (the "BC Act") and which are applicable to a holder of debt securities or warrants who is a non-resident of Canada and is not deemed to be a resident of Canada (a "Non-Resident Holder"). This Canadian Tax Summary is based on the provisions of the Federal Act, the BC Act and regulations under those acts as they exist on the date of this prospectus.

    This Canadian Tax Summary includes Canadian and British Columbian income tax considerations only. It does not include United States, provincial (other than British Columbia), territorial or other income tax considerations nor does it include income tax considerations arising under any income tax convention or treaty between Canada and another country. It is not applicable to Canadian residents. No assurances can be given that changes in the law or administrative practices or future court decisions will not affect the tax treatment of a holder.

    Any interest, premium or principal paid or credited by the Province to a Non-Resident Holder in respect of the debt securities is not subject to withholding tax in Canada or British Columbia under the Federal Act or the BC Act, except that withholding tax may be payable where such interest is contingent or dependent upon the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class of shares of the capital stock of a corporation.

    No other tax on income or capital gains is payable by a Non-Resident Holder under the Federal Act or the BC Act in respect of the debt securities, whether as a result of interest, premium or principal being paid or credited by the Province to the Non-Resident Holder, a purchase or repayment by the Province from or to the Non-Resident Holder, a redemption or other disposition, except that tax on such income or capital gains may be payable if the Non-Resident Holder uses or holds (or is deemed to use or hold) the debt securities in carrying on business in Canada.

    No tax on income or capital gains is payable by a Non-Resident Holder under the Federal Act or the BC Act in respect of the warrants, whether as a result of their expiry or their exercise or disposition by the Non-Resident Holder, except that tax on such income or capital gains may be payable if the Non-Resident Holder uses or holds (or is deemed to use or hold) the warrants in carrying on business in Canada.

    In certain circumstances described under the heading "Registered Global Securities -- Special Situations When the Global Security Will be Terminated", a global security representing debt securities will terminate and interests in it will be exchanged for physical certificates representing debt securities. No tax on income or capital gains is payable under the Federal Act or the BC Act as a result of any such exchange.

    Canada and British Columbia do not levy estate or inheritance taxes or succession duties. British Columbia requires a probate fee to be paid upon estates probated in British Columbia, calculated on the value of the estate. The estate of a Non-Resident Holder who was not domiciled in British Columbia on death would not, by virtue only of the holding of debt securities or warrants by the estate, be required by law to be probated in British Columbia.

UNITED STATES INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax consequences of the ownership and disposition of U.S. dollar denominated debt securities whose "issue price" for United States federal income tax purposes as defined in section 1273 of the Internal Revenue Code of 1986, as amended (the "Code") generally is not less than their stated principal amount to investors that meet the requirements described in the three bullet points directly below. This summary is based on the Code, existing and proposed Treasury regulations promulgated under the Code, and administrative and judicial interpretations of the Code and those regulations (all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect). This summary applies to you only if all of the following are true:

    - You are a U.S. Holder (as defined below);

    - You acquire debt securities when they are initially issued for their "issue price" as defined in section 1273 of the Code; and

    - You will hold the debt securities as capital assets within the meaning of section 1221 of the Code.

    This summary does not discuss all of the tax consequences that may be relevant to prospective purchasers in light of their particular circumstances or to prospective purchasers subject to special rules, such as banks, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons who will hold debt securities as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. You should consult with your own tax advisors about the application of United States federal income tax law to your particular situation as well as any tax consequences arising under the federal estate and gift tax laws and the tax laws of any state, local or foreign jurisdiction.

    For purposes of this summary, you will be a U.S. Holder if, for United States federal income tax purposes, you are a beneficial owner of a debt security and either:

    - You are a citizen of the United States or a resident of the United States who is a natural person;

    - You are a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision of the United States;

    - You are an estate, and your income is subject to United States federal income taxation regardless of its source; or

    - You are a trust, and if both a United States court is able to exercise primary supervision over your administration, and one or more United States persons have the authority to control all of your substantial decisions.

    INTEREST

    In general, you will be required to include payments of stated interest on the debt securities in your gross income as ordinary interest income at the time the interest is accrued or received in accordance with your method of accounting for United States federal income tax purposes. This interest will be foreign source income for United States federal income tax purposes and generally will be either "passive" or "financial services" income for foreign tax credit purposes.

    SALE, EXCHANGE, OR RETIREMENT

    Upon the sale, exchange or retirement of a debt security, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (not including any amounts attributable to accrued but unpaid interest, which, unless you have previously included the interest in income, will be taxable to you as such) and your adjusted tax basis in the debt security. Your adjusted basis in a debt security generally will be the amount you paid to purchase the debt security. If you are not a corporation, your net capital gains will generally be subject to tax at a maximum rate of 20 percent if you held the debt security for more than one year. Your gain or loss generally will be U.S. source for foreign tax credit purposes.

    BACKUP WITHHOLDING

    Certain "backup" withholding and information reporting requirements may apply to payments on the debt securities and to proceeds of the sale before maturity of the debt securities. The Province, its agent, a broker, the relevant trustee or any paying agent, as the case may be, may withhold tax from any of these payments to you if you do not furnish your taxpayer identification number (social security number or employer identification number), if you do not certify that you are not subject to backup withholding, or if you otherwise do not comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) generally are not subject to the foregoing backup withholding and information reporting requirements. The backup withholding rate is currently 30% and will be reduced to 29% for years 2004 and 2005, and 28% for 2006 and thereafter.

    Any amounts withheld under the backup withholding rules from a payment to you would be allowed as a refund or a credit against your United States federal income tax provided that the required information is furnished to the Internal Revenue Service by the date required.

THE ABOVE SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

ENFORCEABILITY AND GOVERNING LAW

    We have not agreed to waive any immunities we may have as a foreign government in the courts of the United States nor have we appointed an agent in the United States upon which process may be served. As a result, you may not be able to sue us in a United States court or enforce a judgment against us if granted by a United States court.

    However, as we have no immunity from the jurisdiction of the Supreme Court of British Columbia (British Columbia's superior trial court), you may bring a law suit against us in that court for matters arising under the debt securities or warrants. You may do so whether or not you are a resident of British Columbia or a citizen of Canada and without any need to obtain the consent of any public official or authority. A lawsuit against us in the Supreme Court of British Columbia must be brought prior to the expiry of the applicable limitation period and will be governed by the Crown Proceeding Act (British Columbia), which, for example, prohibits jury trials in lawsuits against us and makes the remedies of specific performance and injunctions unavailable against us.

    While the Crown Proceeding Act (British Columbia) does not permit a court order made against us for the payment of money to be enforced by execution or similar means, it does provide a process under which the amount of such an order is required to be paid by the Minister of Finance out of the consolidated revenue fund of the Province, together with any interest that may have accrued by law, unless the order is suspended by a court pending an appeal or otherwise.

    The Currency Act (Canada) precludes a Canadian court from giving a judgment in any currency other than Canadian currency. However, under the Foreign Money Claims Act (British Columbia), if a court considers that a person in whose favor an order for the payment of money is to be made will be most truly and exactly compensated if all or part of the money payable under the order is measured in a currency other than Canadian currency, the court must order that the money payable under the order will be that amount of Canadian currency that is necessary to purchase the equivalent amount of the other currency at a chartered bank in British Columbia at the close of business on the last day that the bank quotes a Canadian dollar equivalent to the other currency prior to the payment under the order being made.

    The debt securities and warrants will be governed by the laws of British Columbia and the laws of Canada applicable in British Columbia.

                                USE OF PROCEEDS

    We must deposit the net proceeds from the sale of the debt securities and warrants into the consolidated revenue fund of the Province. We may use these proceeds, some or all of which we may exchange for another currency prior to deposit, for one or more of the following purposes:

    - the efficient management of the consolidated revenue fund of the Province;

    - investment for the benefit of the Province under the Financial Administration Act (British Columbia); and

    - making loans to certain British Columbia government bodies.

                              PLAN OF DISTRIBUTION

    We may sell debt securities and warrants to the public:

    - through agents;

    - through underwriters or dealers; or

    - directly to purchasers.

    We will describe in a prospectus supplement the specific plan of distribution for a particular series of debt securities or warrants, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the debt securities or warrants, the proceeds to the Province from the sale of the debt securities or warrants, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

    We may distribute debt securities and warrants from time to time in one or more transactions:

    - at a fixed price or prices, which may change;

    - at market prices prevailing at the time of sale;

    - at prices related to such prevailing market prices; or

    - at prices to be negotiated with purchasers.

    Debt securities and warrants may be sold through agents designated by us. The agents will solicit offers by institutions to purchase the offered debt securities or warrants directly from the Province, pursuant to contracts providing for payment and delivery on a future date. The applicable prospectus supplement will set forth the commission we will pay to the agents and any conditions to the contracts.

    In connection with the sale of debt securities and warrants, the Province, or purchasers of debt securities and warrants for whom the underwriters may act as agents, may compensate the underwriters in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities and warrants may be deemed to be underwriters and any discount or commissions received by them from the Province, and any profit on the resale of debt securities and warrants by them, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). The prospectus supplement will identify any underwriters with respect to the debt securities and warrants.

    We may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of debt securities and warrants against certain liabilities, including liabilities under the Securities Act.

                                  DEBT RECORD

    The Province has never defaulted on any of its direct or guaranteed obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payment.

                                 LEGAL MATTERS

    Unless otherwise indicated in the prospectus supplement, the validity of the debt securities and warrants, and certain other matters of Canadian and British Columbia law, will be passed upon by:

    - Assistant Deputy Attorney General, Legal Services Branch or another officer of the Ministry of Attorney General of the Province, Canadian counsel to the Province; and

    - Farris, Vaughan, Wills & Murphy, Vancouver, British Columbia, Canadian counsel to the underwriters.

    Certain matters of United States law in connection with the offering of the debt securities and warrants will be passed upon by:

    - Shearman & Sterling, United States counsel to the Province; and

    - Davis Polk & Wardwell, United States counsel to the underwriters.

    From time to time, Davis Polk & Wardwell and Farris, Vaughan, Wills & Murphy have rendered legal advice to the Province.

                               AUTHORIZED AGENTS

    The authorized agents of the Province in the United States are the Honourable Michael B. Phillips, Brian Schumacher and David Rubinoff, each of whose address is:

                               Canadian Consulate General
                               1251 Avenue of the Americas
                               New York, New York 10020

                     EXPERTS AND PUBLIC OFFICIAL DOCUMENTS

    Information included or incorporated by reference in this prospectus which is designated as being taken from a publication of the Province of British Columbia or Canada, or an agency or instrumentality of either, is included on the authority of such publication as a public official document. All financial and statistical information of the Province included or incorporated by reference in this prospectus has been taken or derived from records and publications of the Province, including the Public Accounts for the Province of British Columbia, and is included in this prospectus on the authority of Chris Trumpy, Deputy Minister of Finance.

    The Deputy Minister of Finance for the Province has supplied in his official capacity as such deputy minister the information set forth in this prospectus, other than that set forth under the headings "Plan of Distribution", "Legal Matters", "Canadian and British Columbian Income Tax Considerations" and "United States Income Tax Considerations".

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                                     [LOGO]

                                U.S.$500,000,000

                                  PROVINCE OF
                                BRITISH COLUMBIA
                                    (CANADA)

                          4.30% BONDS, SERIES BCUSG-3,
                                DUE MAY 30, 2013

                           -------------------------
                             PROSPECTUS SUPPLEMENT
                         ------------------------------

                                LEHMAN BROTHERS

                               CIBC WORLD MARKETS

                      Representatives of the Underwriters

                                 APRIL 22, 2003

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